  Exhibit 24

POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Amalia Cristina Sternheim, Martín Alvarez Malagón and Lucila Gullo, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of IRSA Inversiones y Representaciones Sociedad Anónima (the “Company”) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4, Form 5 (including any amendments thereto). The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Amalia Cristina Sternheim, Martín Alvarez Malagón and Lucila Gullo are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

By:            /s/ Alejandro Gustavo Elsztain

Name:          Alejandro Gustavo Elsztain

Date: March 18, 2026